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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 2, 1998, except for
Note 15, as to which the date is August 6, 1997 and Note 16, as to which the date is January 26, 1998, relating to the financial statements of Pegasus Systems, Inc. (formerly the Hotel Industry Switch Company in 1994) and our report dated April 4, 1995, except for Note 12, as to which the date is August 21, 1995, relating to the financial statements of the Hotel Clearing Corporation, which appear in the Prospectus of Pegasus Systems, Inc. We also consent to the application of such reports to the Financial Statement Schedules for the years ended December 31, 1993, 1994 and 1995 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our reports. The audits referred to in such reports also include these schedules. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Belew Averitt LLP has not prepared or certified such "Selected Consolidated Financial Data".

                                            Belew Averitt LLP

Dallas, Texas
January 26, 1998